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                                                                  EXHIBIT 10.30

                                 April 3, 1997

Mr. Stephen T. Carlson
11270 West Jewell
Lakewood, CO  80227

       Re:    Letter Agreement

Dear Stephen:

       The purpose of this Letter Agreement is to set forth the terms of your proposed employment as Vice President/Controller of RentX Industries, Inc. ("RentX"). Your compensation package will include the following:

       Base Salary:         $80,000 (Annually);

       Bonus: 35% of Base Salary, assuming the annual budgeting goals of RentX are satisfied and your performance is fully effective (with $25,000 of that amount to be guaranteed for the first year upon your completion of 1 year of employment);

       Car Allowance:       $250 / month;

       Options: Option to purchase 2,500 shares of common stock in RentX pursuant to RentX's "Non-Qualified Employee Stock Option Plan" which Option rights will vest at the rate of 20% per year; and

       Benefits:            You will be entitled to participate in all employee
                            benefit programs customarily offered to RentX's associates, including medical, dental and optical insurance, at minimal cost to you.

       The term of your employment will be one (1) year from and after the effective date of this Letter Agreement (subject to termination prior to the expiration of such term "For Cause," as defined below), and your employment will, thereafter, be "at-will." If you voluntarily terminate your employment with RentX prior to the expiration of one (1) year from and after the date of this Letter Agreement, you agree to pay to RentX, within sixty (60) days thereafter, the sum of $33,000.

       "For Cause" termination shall exist in the event your employment is terminated for any of the following: willful violation of this Letter Agreement, commission of a felony or crime involving moral turpitude, theft, dishonesty, intoxication in the workplace, actual or attempted possession, sale or use of illegal items or substances, damaging or destroying RentX's property, engaging in threatening, abusive, harassing or unlawful behavior to or with any employee or customer of RentX or any agent maintained by RentX, negligence in the exercise of your authority or performance of your duties hereunder, willfully failing to discharge your responsibilities hereunder, engaging in any other activity which may be contrary to the best interest of RentX or its business, or soliciting any other person or partake in any of the foregoing.

       You acknowledge that RentX's business is intended to be nationwide, and that any activity engaged in by you hereunder which competes with the business operations of RentX would unfairly damage RentX. You therefore agree to refrain, within the United States of America, from competing with RentX, directly or indirectly, in the business currently conducted by RentX, from soliciting the employees of RentX to leave their employment, and from disclosing any "Confidential Information" (as defined below) of RentX, its affiliates, suppliers, employees or customers. You agree to refrain from directly or indirectly disclosing to any person or entity all or any portion of such Confidential Information (or any use made by RentX thereof) except to the extent that the





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Letter Agreement
April 3, 1997
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same becomes generally known to the public by any means other than via breach of this or a similar non-disclosure covenant, or to the extent you are required to do so by applicable law, regulation or order of a governmental agency or court of competent jurisdiction. This provision will survive during the term of your employment and thereafter for a period of 1 year in all instances. Notwithstanding the foregoing, this Letter Agreement will not prohibit you from: "beneficially owning" (as that term is used in Section 13d-3 of the Securities Exchange Act of 1934, as amended, "the Exchange Act") not more than 1% of the equity securities of any business registered under the Exchange Act. The parties to this Letter Agreement intend that the covenant contained in this paragraph be deemed a series of separate covenants made by you, one for each of the United States.

       As used in this Letter Agreement, the term "Confidential Information" means information, observations, inventions, and data, whether disclosed to you prior to or after the date of this Letter Agreement, concerning the equipment/party rental business, the business of RentX, or any business operation investigated or targeted for acquisition by RentX, including without limitation, any customer(s), customer lists, supplier(s), supplier lists, financial information, credit information, or employee lists, policies or programs of the same. You acknowledge that such information is proprietary to RentX, essential to the conduct of RentX's business, and constitutes a trade secret of RentX.

       Except with respect to any breach by you of the covenants of non-competition and non-disclosure set forth above, which breach(es) would result in irreparable damage to RentX, and for which RentX may immediately seek temporary and permanent court orders enjoining the same, any disputes with respect to the provisions of this Letter Agreement will be submitted to confidential arbitration before a single arbitrator appointed by the American Arbitration Association located in Denver, Colorado. The decision of the arbitrator will be final and binding, judgment on any award thereof may be entered in any court of competent jurisdiction, and the prevailing party shall be entitled to recover from the non-prevailing party all costs (including attorneys' fees) incurred in connection therewith. BY SIGNING BELOW, YOU VOLUNTARILY, KNOWINGLY AND INTELLIGENTLY WAIVE ANY RIGHTS YOU MAY OTHERWISE HAVE TO SEEK REMEDIES IN COURT OR OTHER FORUMS, INCLUDING THE RIGHT TO JURY TRIAL. THIS SUBMISSION AND AGREEMENT TO ARBITRATE WILL BE SPECIFICALLY ENFORCEABLE.

       If any provision of this Letter Agreement is determined to be invalid, illegal or unenforceable in any respect, such provision will be automatically modified only to the extent necessary to make it enforceable. If such provision cannot be so modified, the same shall be stricken, and this Letter Agreement will remain enforceable as to the remainder of its provisions, as if the stricken provision had never been included.

       This Letter Agreement constitutes the entire agreement with respect to your employment with RentX. It is intended to constitute a mutual and binding contract between the undersigned parties, and there are no other written or verbal agreements between the undersigned with respect thereto. This Letter Agreement may be executed in multiple counterparts, each of which will be deemed an original, but all of which together shall constitute but one agreement. Facsimile signatures will be acceptable as originals for all such purposes.

       If the foregoing meets with your approval, please sign in the space provided below and return it to me via facsimile at (303) 782-5370. Feel free to call me at 512-2001 if you have any questions.





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Letter Agreement
April 3, 1997
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       Steve, we are excited to have you join the RentX team, and I look forward to working with you.



                                                  RentX Industries, Inc.


                                                  By: /s/ ARNIE BERNSTEIN 4/3/97
                                                     ---------------------------
                                                         Arnie Bernstein,
President and C.E.O.

Acknowledged and Agreed:


/s/ STEPHEN T. CARLSON  4/3/97
-----------------------------------
Stephen T. Carlson